INCEPTION MINING INC.

January 12, 2023

Mother Lode
Mining Inc.
64 Industrial Road
Richmond Hill Ont L4C2Y1 Canada

Re: Share Purchase Agreement for Common Shares of Compañía Minera Cerros Del Sur, S.A. de C.V.

Dear Robert:

This non-binding letter will become binding upon negotiation of a settlement with Antilles Family Office/Discover Growth Fund and completion of Mother Lode Mining's payment of the $3,000,000 Closing Date Payment as set forth herein. It is intended to express the general terms of the Share Purchase Agreement to be formalized between Inception Mining Inc., a publicly-held Nevada corporation ("IMII" or the "Company") and Mother Lode Mining Inc., a corporation ("Mother Lode Mining"). Through the Share Purchase Agreement, IMII will sell to Mother Lode Mining 100% of the issued and outstanding shares of its wholly-owned subsidiary, Compañía Minera Cerros Del Sur, S.A. de C.V. ("CMCS"). CMCS' main asset is the Clavo Rico mine, a metal mining concession in Honduras. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between the parties hereto (the "Share Purchase Agreement") which, among other things, would provide for the various matters set forth below.

1. Share Purchase Agreement. Through the Share Purchase Agreement, IMII will sell to Mother Lode Mining 100% of the issued and outstanding shares of its wholly-owned subsidiary, Compañía Minera Cerros Del Sur, S.A. de C.V. ("CMCS"), a Honduran company. CMCS' main asset is the Clavo Rico mine, a metal mining concession in Honduras. The board of directors and principals of IMII and Mother Lode Mining have completed due diligence and an evaluation of the business plan, financial statements and other relevant corporate documents of the other, CMCS and the Clavo Rico mine and have concluded that the Share Purchase Agreement would be in the best interest of both companies, CMCS and the Clavo Rico mine (the "Share Purchase").

2. Acknowledgment of Debt Obligations. IMII acknowledges that it has a debt currently outstanding and payable to Antilles Family Office, LLC (formerly owned by Discover Growth Fund, LLC), secured through a FIRST, SPECIAL AND ONLY MORTGAGE against CMCS through which one hundred and ninety-nine thousand eight hundred shares (199,800) of CMCS stock was pledged to secure the debt as represented by Certificate 008 issued on May 20, 2019.

3. Purchase Price. The Purchase Price paid by Mother Lode Mining to IMII for the shares of CMCS (the "Shares") through the Share Purchase Agreement shall be $5,700,000. The Purchase Price shall be paid according to the following terms:,

(a) $280,000 was delivered by Mother Lode Mining to IMII on January 3, 2023 and which funds were used to pay outstanding debts owed by CMCS. These amounts shall be memorialized in a promissory note bearing interest at the rate of 10% per annum with a maturity date of March 31, 2023. Until the maturity date of the Note, payments shall be made to Mother Lode Mining via a Net Smelter Royalty of 8% of IMII's production in its Clavo Rico mine. The NSR will be paid toward the principal and interest of the Note until all amounts due under the Note are paid in full or until the Closing Date.

(b) In addition to the amount advanced in Section 3(a) above, $1,020,000 shall be paid to IMII or CMCS to satisfy CMCS' outstanding trade payables (existing debts). $300,000 of this amount has been advanced by Mother Lode Mining as of the date of this Agreement, so the amount to be delivered on the Closing Date shall be $720,000. These amounts may be paid through IMII or directly

to CMCS and if paid to IMII the funds are to be immediately wired from IMII to CMCS to satisfy CMCS existing debts without deduction of any of the advanced funds.

(c) On the Closing Date, $1,700,000 shall be paid to IMII. This amount shall not be delivered to CMCS and shall stay within IMII. The delivery of items (a) and (b) set forth in this section shall be referred to as the "Closing Date Payment."

(d) Following the Closing Date and the delivery of the Closing Date Payments, a remaining amount of $2,700,0000 shall be paid to IMII over a period of twenty four (24) months from the Closing Date (the "Monthly Payments"), The Monthly Payments shall be paid as follows: (i) $25,000 due March 1, 2023, (ii) $50,000 due on the first day of each of April, May and June 2023, and (iii) $100,000 due on the first day of each month for the following twenty months, until February 1, 2025 at which point all amounts due and payable hereunder shall be delivered in a final balloon payment. Outstanding balances and missed payments will be secured by a 10% NSR on the Clavo Rico mine production until the Monthly Payments are delivered and the Purchase Price is paid in full.

4. Additional Consideration. Following the Payment of the Closing Date Payment and the Monthly Payments, IMII will receive a carried forward NPI of 5% on the Clavo Rico mine production until the total NPI paid to IMII is $1,000,000. This NPI and amounts paid are in addition to the Purchase Price, less any amount outstanding that CMCS is forced to pay to Agrecon following the Closing that is greater than $300,000.

5. Closing Date and Timing. The Share Purchase Agreement shall close by January 30, 2023 (the "Closing Date"). On the Closing Date, all funds under the Purchase Price will be delivered to a third-party escrow account and will be held in trust and distributed only upon written instructions received by both Trent D'Ambrosio and a designated Mother Lode Mining representative. Upon receipt of the $3,000,000, the sale of the Shares of CMCS will become effective. All of the Shares of CMCS, and therefore the the assets of COMPAÑÍA MINERA CERROS DEL SUR, S.A. DE C.V. including the CLAVO RICO mine. The Shares delivered by IMII to Mother Lode Mining will be one hundred ninety-nine thousand eight hundred (199,800) shares that shall have no lien or mortgage attached to them related to the outstanding debt owed to Antilles/Discover that will be settled prior to the Closing. Upon settlement with Antilles/Discover and receiving the Purchase Price, the Stock Purchase Agreement with closing and upon the effective Closing date, all revenues and assets of CMCS will transfer to Mother Lode Mining. Upon written request from Mother Lode Mining, IMII will allow an extension of the Closing Date for an additional 30 days upon receipt of an additional $250,000 payment from Mother Lode Mining.

6. Transaction Process.

Following execution hereof, the parties hereto shall:

(i) Prepare the Share Purchase Agreement;

(ii) Once the Share Purchase Agreements have been approved by each party's Board of Directors and principals each party shall obtain the necessary approvals for the Share Purchase and pursuant to the laws of Nevada and Honduras, as applicable;

(iii) Following the execution of the Stock Purchase Agreement, Mother Lode Mining shall cause the Purchase Price to be delivered to IMII shall cause the Shares to be issued to Mother Lode Mining Inc. pursuant to the Note and the Stock Purchase Agreement.

7. Conditions to Closing. The Closing of the Share Purchase shall take place on a mutually agreeable time and place once the following matters are successfully resolved or completed, as applicable. Prior to Closing:

(i) IMII undertakes AND COMMITS for the same value of the purchase, to settle with Antilles/

Discover, thereby releasing any existing mortgage or encumbrance, including the one that already exists in favor of DISCOVER GROWTH FUND, LLC and leaves Mother Lode Mining free to negotiate with the rest of creditors that COMPAÑÍA MINERA CERROS DEL SUR, S.A., owes to other creditors of the Clavo Rico mine to reduce the amount owed by the CMCS.

8. Costs. Each party hereto shall be responsible for payment of their own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not this transaction is consummated.

Except for the Paragraph 8, hereof, this letter is not intended as a contract or to create any enforceable rights or obligations whatsoever on the part of either party. No obligations on the part of either party with respect to the matters covered hereby (other than as set forth in Paragraphs 7 hereof) shall exist unless and until a written agreement, satisfactory in form and substance to both parties, has been approved by their respective boards of directors and shareholders and executed by officers specifically authorized to do so. Once funds are advanced by the purchaser and the debt is settled as set forth in Section 7 hereto, this agreement will be considered binding in full force and effect and this agreement shall be used to effect closing if a formal agreement has not been entered into and signed by the parties as of the date first written above.

9. Transfer of Employee Contracts. IMII agrees to transfer at no cost all employee contracts and subcontractors affiliated with CMCS's business located in Honduras CMCS.

If the foregoing accurately reflects your understanding of the terms and conditions of our agreement, please so indicate by signing below as designated.

Yours truly,

INCEPTION MINING INC.

Trent D'Ambrosio, Director

Whit Cluff, Director

APPROVED AND ACCEPTED THIS 12th day of January, 2023.

Robert Mother Lode Mining Inc./Corporation